UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

         Date of Report (Date of earliest event reported) January 23, 2001



                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)



Arkansas                              0-6253             71-0407808
(State or other jurisdiction of    (Commission         (I.R.S. employer
incorporation or organization)     file number)        identification No.)




       501 Main Street, Pine Bluff, Arkansas               71601
     (Address of principal executive offices)           (Zip Code)



                                 (870) 541-1000
              (Registrant's telephone number, including area code)

ITEM: 5

The following is the text of a press release issued by the registrant at 8:30 A.M. Central Standard Time on January 23, 2001.




FOR RELEASE: January 23, 2001

                 SIMMONS FIRST EXPANDS STOCK REPURCHASE PROGRAM

     Pine Bluff, AR - - J. Thomas May, chairman, president and chief executive officer of Simmons First National Corporation (SFNC), has announced the expansion of the stock purchase program adopted last year by the Corporation. The program, as originally approved by the Board of Directors, authorized the repurchase of up to 200,000 shares of Class A common stock. The shares are to be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. To date, 181,827 shares have been repurchased under the program. The Board has approved the repurchase of an additional 200,000 shares or 2.8% of the outstanding common stock under the program.

     The Corporation may discontinue purchases at any time that management determines additional purchases are not warranted. SFNC intends to use the repurchased shares to satisfy stock option exercises, payment of future stock dividends and general corporate purposes.

     "We believe our stock is an excellent investment at its current price range", May said. "The repurchase program will allow us to acquire shares needed for corporate purposes as well as make an investment in our organization which demonstrates our commitment and confidence in its future."

     Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Corporation intends to repurchase.

     Simmons First National Corporation is a $1.9 billion financial holding company, with community banks headquartered in Pine Bluff, Jonesboro, Lake Village, Dumas, Rogers, Russellville, Searcy and El Dorado, Arkansas. The
Company's eight banks conduct financial operations from 63 offices in 33 communities throughout Arkansas.

                                      # # #

FOR MORE INFORMATION CONTACT:
Barry L. Crow
Executive Vice President and Chief Financial Officer
Simmons First National Corporation
870-541-1350
Ticker symbol:  SFNCA

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   SIMMONS FIRST NATIONAL CORPORATION


Date:    January 23, 2001         /s/ Barry L.Crow
     ---------------------        ---------------------------------------------
                                  Barry L. Crow, Executive Vice President
                                   and Chief Financial Officer